Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON
001468.0108
March 24, 2016
El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, Texas 79901
Ladies and Gentlemen:
In connection with the issuance and sale by El Paso Electric Company, a Texas corporation (the “Company”), of $150,000,000 aggregate principal amount of the Company’s 5.000% Senior Notes due 2044 (the “Securities”), as contemplated by (i) the Registration Statement on Form S-3 (Registration No. 333‑198989) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale of certain securities of the Company, including the Securities, and (ii) the Company’s base prospectus dated September 26, 2014 included in such Registration Statement, as supplemented by the prospectus supplement dated March 21, 2016 relating to the Securities (collectively, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Securities are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
The Securities are to be issued pursuant to an Indenture, dated as of May 1, 2005, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of May 19, 2008, between the Company and the Trustee, and as further supplemented by Securities Resolution No. 4, effective December 1, 2014, and by Securities Resolution No. 5, effective March 24, 2016 (as amended and supplemented, the “Indenture”). The Securities constitute an additional issuance of the Company’s 5.000% Senior Notes due 2044 issued on December 1, 2014 in an aggregate principal amount of $150,000,000 and form a single series with such notes.
In our capacity as your counsel in connection with the matters referred to above, we have examined (i) the Amended and Restated Articles of Incorporation of the Company and the Bylaws of the Company, each as amended to date, (ii) the Underwriting Agreement, dated March 21,

El Paso Electric Company	- 2 -	March 24, 2016

2016, between the Company and Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc. (the “Underwriters”), which incorporates by reference the terms and provisions of the Company’s Underwriting Agreement Standard Provisions in their entirety (together, the “Underwriting Agreement”), (iii) the Registration Statement, (iv) the Prospectus, (v) the Indenture, including the form of the Securities included as Exhibit A to Securities Resolution No. 5, (vi) originals, or copies certified or otherwise identified, of certain corporate records of the Company, including minute books of the Company as furnished to us by the Company, (vii) certificates of public officials or representatives of the Company and (viii) statutes and such other instruments and documents, as we have deemed necessary or advisable for purposes of the opinion hereinafter expressed. In giving such opinion, we have relied, to the extent we deem proper, without independent investigation, upon certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as certified or photostatic copies are true and correct copies of the originals of such documents. We have also assumed that the Securities will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement.
Based on the foregoing, and subject to the assumptions, limitations, qualifications and exceptions hereinabove and hereinafter set forth, we are of the opinion that the Securities will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to (a) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and comity and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.
The opinion set forth above is limited in all respects to matters of the laws of the State of New York and applicable federal law, each as in effect on the date hereof.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.